Exhibit 99.1

Ciber, Inc.
6363 S. Fiddler's Green Circle, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

CIBER REPORTS FIRST QUARTER 2015 RESULTS
Profitability up 8% year-over-year in constant currency

GREENWOOD VILLAGE, Colo., April 28, 2015 – Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the first quarter of 2015.

Financial Highlights

For the quarter ended March 31, 2015:

•	Revenue of $202.0 million, a 1% increase in constant currency, down 7% in U.S. dollars versus the prior year

•	Gross margin of 25.6%, down from 25.9% in the prior year and 25.8% in the prior quarter

•	Operating income of $6.0 million, before restructuring charges of $0.1 million

•	Net income from continuing operations of $4.2 million, or $0.05 per share

•	Operating cash flow used in continuing operations of $33.6 million, in-line with historic quarterly seasonality

Revenue of $202.0 million increased 1% in constant currency, or decreased 7% in U.S. dollars, compared with last year’s first quarter. Net income from continuing operations, before restructuring charges, for the first quarter of 2015 was $4.1 million, or $0.05 per share compared to $4.0 million, or $0.05 on a per share basis in the first quarter of 2014. GAAP net income from continuing operations was $4.2 million in the quarter. GAAP operating margin was 2.9% and non-GAAP operating margin was 3.0% for the first quarter. Reconciliations of non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

President and Chief Executive Officer Michael Boustridge said, "Our journey continues in the transformation of Ciber and I am encouraged with the progress. We maintained positive momentum, posting modest year-over-year growth in revenue and improvement in EBITA margins, once we adjust for currency. This is the second quarter of improvement with more to do."

Christian Mezger, Chief Financial Officer, commented, "North America continued to make progress, in line with our expectations as we transition the business to growth. In International, strength continues in Germany and Netherlands shows an improved business model. Ciber is committed to maintaining financial flexibility and allocating capital to build long term, sustainable shareholder value, as we balance investments while returning capital to our shareholders."

Market Highlights

•	Ciber has been awarded the EMEA Partner of the Year by Perceptive Software. This was in recognition of Ciber’s work at University of Nottingham where Ciber also implements an Oracle solution.

•
One of the world's largest hospitality companies has retained Ciber to help implement innovative IT solutions to support their expansion goals and to allow them to provide a more enhanced user experience for their customers to make reservations at their resorts. Ciber will continue to drive projects which run through 2015 to completion in 2016.

•
Ciber has won a new managed services contract with Lorenz, a leading European salty snacks brand, to cover applications, infrastructure and network management across seven countries in EMEA. The contract, worth in excess of $10 million, will run for 5 years.

Other Highlights

Stock Repurchase Program

In the first quarter of 2015 we purchased $0.8 million of treasury stock under our publicly announced buyback plan.

Restructuring Program

On July 25, 2014, we approved a restructuring plan focused on the implementation of a go-to-market model, realigning the organization and improving our near and offshore delivery mix ("the 2014 Plan"). The 2014 Plan commenced in the third quarter of 2014 and is expected to be completed in the third quarter of 2015. It is expected to impact approximately 280 people. We estimate the total amount of the restructuring charges for the 2014 Plan will be approximately $27 million, substantially all of which will be settled in cash. The total estimated restructuring expenses include approximately $20 million related to employee severance and related benefits and approximately $7 million related to professional fees, office closures and other expenses. We expect the 2014 Plan will result in annualized pre-tax net savings from these actions of approximately $18 million that will be fully realized starting in the second half of 2015 and each year thereafter.

Continuing Operations

For a recap of historical comparisons, please refer to Ciber's SEC filings on forms 10-Q and 8-K. These filings may be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Investor and Analyst Conference Call

Ciber President and Chief Executive Officer Michael Boustridge invites you to participate in a conference call or audiocast today at 8:30 a.m. Eastern Time to discuss the Company’s financial results.
The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 877-407-8293 (U.S.) or +1-201-689-8349 (outside the U.S.) ten minutes prior to the start of the call.
A replay of the call and webcast will be available one hour after the call ends through May 28, 2015. To access the telephone replay, dial 877-660-6853 (U.S.) or +1-201-612-7415 (outside the U.S.). The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information
Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: first quarter 2015 revenue change year-over-year adjusted for currency; first quarter 2015 sequential revenue change adjusted for currency; international first quarter 2015 revenue change year-over-year adjusted for currency; international first quarter 2015 sequential revenue change adjusted for currency; first quarter 2015 operating income from continuing operations and operating margin adjusted for restructuring, amortization, and management transition costs; fourth quarter 2014 operating income from continuing operations and operating margin adjusted for restructuring charges, amortization and management transition costs; first quarter 2014 operating income from continuing operations and operating margin adjusted for restructuring charges, amortization and management transition costs; first quarter 2015 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges, amortization and management transition costs; fourth quarter 2014 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges, amortization and management transition costs; and first quarter 2014 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges, amortization and management transition costs. Reconciliations of non-GAAP to comparable GAAP measures are available in the schedules accompanying this release. These reconciliations may also be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan or our strategic plan proves to be less successful than anticipated; if we are not able to anticipate and keep pace with rapid changes in technology, our business may be negatively affected; a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients' operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems to manage our growth and size or if we are unable to enter, operate and compete effectively in new geographic markets, our results of operations may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages of our Company and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our credit agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability may vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively in this evolving marketplace; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we might not be successful at identifying, acquiring, or integrating businesses or entering into joint ventures; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities. For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2014 and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.
Ciber is a global IT consulting company with some 6,500 consultants in North America, Europe and Asia/Pacific, and approximately $1 billion in annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.Ciber.com.

###

Contact:
Christian Mezger
Investor Relations
303-267-3857
cmezger@ciber.com

Bonnie Bird
Media Relations
303-220-0100
bbird@ciber.com

Ciber, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
REVENUES
Consulting services	$191,054	$204,981
Other revenue	10,951	13,030
Total revenues	202,005	218,011

OPERATING EXPENSES
Cost of consulting services	143,795	153,851
Cost of other revenue	6,495	7,589
Selling, general and administrative	45,718	49,640
Restructuring charges (credit)	61	(102)
Total operating expenses	196,069	210,978

OPERATING INCOME FROM CONTINUING OPERATIONS	5,936	7,033

Interest expense	(314)	(362)
Other expense, net	(153)	(70)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,469	6,601
Income tax expense	1,251	2,535

INCOME FROM CONTINUING OPERATIONS	4,218	4,066
Loss from discontinued operations, net of income tax	(42)	(142)

CONSOLIDATED NET INCOME	4,176	3,924
Net income attributable to noncontrolling interests	2	5

NET EARNING ATTRIBUTABLE TO CIBER, INC.	$4,174	$3,919

Basic and diluted earnings per share attributable to Ciber, Inc. — Continuing Operations	$0.05	$0.05

Weighted average shares outstanding:
Basic	78,727	76,452
Diluted	79,537	77,472

Ciber, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$16,715	$45,858
Accounts receivable, net of allowances of $2,487 and $2,842, respectively	171,397	173,450
Prepaid expenses and other current assets	27,979	26,714
Total current assets	216,091	246,022

Property and equipment, net of accumulated depreciation of $45,091 and $46,871, respectively	13,140	14,115
Goodwill	256,137	267,587
Other assets	7,412	7,559

TOTAL ASSETS	$492,780	$535,283

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$751	$—
Accounts payable	23,272	32,926
Accrued compensation and related liabilities	34,248	59,012
Deferred revenue	17,528	17,475
Income taxes payable	277	573
Other accrued expenses and liabilities	43,445	50,932
Total current liabilities	119,521	160,918

Long-term debt	18,050	11,402
Deferred income taxes	29,147	28,422
Other long-term liabilities	7,835	8,465
Total liabilities	174,553	209,207

Commitments and contingencies

Equity:
Ciber, Inc. shareholders' equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 78,879 and 78,728 shares issued, respectively	789	787
Treasury stock, at cost, 32 and 32 shares, respectively	(133)	(117)
Additional paid-in capital	362,472	360,419
Accumulated deficit	(15,161)	(18,348)
Accumulated other comprehensive loss	(30,320)	(17,243)
Total Ciber, Inc. shareholders' equity	317,647	325,498
Noncontrolling interests	580	578
Total equity	318,227	326,076

TOTAL LIABILITIES AND EQUITY	$492,780	$535,283

Ciber, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$4,176	$3,924
Adjustments to reconcile consolidated net income to net cash used in operating activities:
Loss from discontinued operations	42	142
Depreciation	1,357	1,357
Deferred income tax expense	1,313	1,351
Recovery of doubtful receivables	(149)	(149)
Share-based compensation expense	1,756	1,868
Amortization of debt costs	143	143
Other, net	2,728	96
Changes in operating assets and liabilities:
Accounts receivable	(5,429)	1,901
Other current and long-term assets	(3,507)	(1,512)
Accounts payable	(8,553)	(9,444)
Accrued compensation and related liabilities	(23,231)	(20,216)
Other current and long-term liabilities	(4,032)	(10,292)
Income taxes payable/refundable	(191)	320
Cash used in operating activities — continuing operations	(33,577)	(30,511)
Cash used in operating activities — discontinued operations	(127)	(316)
Cash used in operating activities	(33,704)	(30,827)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(1,215)	(2,124)
Cash used in investing activities — continuing operations	(1,215)	(2,124)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	91,341	81,890
Payments on long-term debt	(83,563)	(71,313)
Employee stock purchases and options exercised	456	3,399
Purchase of shares for employee tax withholdings	(398)	(626)
Purchase of treasury stock	(762)	—
Cash provided by financing activities — continuing operations	7,074	13,350
Effect of foreign exchange rate changes on cash and cash equivalents	(1,298)	615
Net decrease in cash and cash equivalents	(29,143)	(18,986)
Cash and cash equivalents, beginning of period	45,858	44,483
Cash and cash equivalents, end of period	$16,715	$25,497

Ciber, Inc.
SUMMARY SEGMENT DATA
(Dollars in thousands)
(Unaudited)

Summary Segment Analysis

	Three Months Ended March 31,
	2015	2014	Change
Revenues:
International	$96,687	$114,981	(16)%
North America	105,567	103,478	2%
Other	788	654	20%
Total segment revenues	203,042	219,113	(7)%
Inter-segment	(1,037)	(1,102)	n/m
Total revenues	$202,005	$218,011	(7)%

Operating income from continuing operations:
International	$6,413	$6,824	(6)%
North America	9,996	8,472	18%
Other	76	137	(45)%
Total segment operating income	16,485	15,433	7%
Corporate expenses	(10,488)	(8,502)	(23)%
Operating income from continuing operations before restructuring charges	5,997	6,931	(13)%
Restructuring credit (charges)	(61)	102	(160)%
Total operating income from continuing operations	$5,936	$7,033	(16)%
_____________
n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income
(excluding Inter-segment, corporate expenses, amortization and restructuring)

	Three Months Ended March 31,
	2015	2014
Revenues:
International	48%	53%
North America	52%	47%
Other	—%	—%
Total segment revenues	100%	100%

Operating income:
International	39%	44%
North America	61%	55%
Other	—%	1%
Total segment operating income	100%	100%

Segment Operating Margins
(excluding corporate expenses, amortization and restructuring charges)

	Three Months Ended March 31,
	2015	2014
Operating margin:
International	7%	6%
North America	10%	8%
Other	10%	21%
Total segment operating margin	8%	7%

Ciber, Inc.
NON-GAAP FINANCIAL INFORMATION
(Dollars in millions, except per share amounts)
(Unaudited)

Ciber reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth in this press release, our quarterly earnings call, and our quarterly report on form 10-Q constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended March 31, 2015 Comparison to Three Months Ended March 31, 2014
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	0.5%	(7.8)%	(7.3)%

International	(1.1)%	(14.8)%	(15.9)%

	Three Months Ended March 31, 2015 Sequential Comparison to Three Months December 31, 2014
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(4.3)%	(3.7)%	(8.0)%

International	(6.6)%	(7.2)%	(13.8)%

Adjusted Results of Operations

	Consolidated*
	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014		Three Months Ended December 31, 2014
	In millions	Margin	In millions	Margin	In millions	Margin
GAAP reported operating income from continuing operations	5.9	2.9%	$7.0	3.2%	$4.0	1.8%
Restructuring charges (credit)	0.1	—	(0.1)	—	3.6	1.6
Amortization of intangible assets	—	—	—	—	0.1	—
Management transition costs	—	—	—	—	—	—
Operating income from continuing operations before restructuring charges, amortization and management transition costs	$6.0	3.0%	$6.9	3.2%	$7.6	3.5%
     *Columns may not total due to rounding

	Consolidated*
	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014		Three Months Ended December 31, 2014
	In millions	Per Share	In millions	Per Share	In millions	Per Share
GAAP net income from continuing operations	4.2	$0.05	4.1	$0.05	$3.1	$0.04
Restructuring charges (credit)	0.1	—	(0.1)	—	3.6	0.05
Tax impact of restructuring charges	(0.2)	—	0.1	—	(1.2)	(0.02)
Amortization of intangibles	—	—	—	—	0.1	—
Management transition costs	—	—	—	—	—	—
Net income from continuing operations before restructuring charges , amortization and management transition costs	$4.1	$0.05	$4.0	$0.05	$5.6	$0.07
*Columns may not total due to rounding